SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into by and between Eric T. Gillespie (“Employee”) and Onvia, Inc. (the “Company”).

Both parties wish to set forth the terms and conditions of Employee’s departure from Employee’s employment with the Company.  In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.Separation Date.  Employee’s last day of employment with the Company is October 15, 2010 (the “Separation Date”).  Employee will be paid Employee’s salary through the Separation Date, less all required or agreed upon withholding.   Employee acknowledges that following the Separation Date, Employee will have no authority to bind the Company to any contract or agreement, or to act on behalf of the Company or any of its affiliates, and the Company will not have any obligation to reimburse Employee for any expenses incurred by Employee after the Separation Date.

2.  Severance Payment.  In exchange for the promises of Employee contained in this Agreement and conditioned upon full compliance thereof, the Company will pay Employee a total sum of Two Hundred and Twenty Five Thousand Dollars ($225,000.00) as a severance payment (“Severance Payment”).  The Severance Payment will be subject to all lawful or required deductions and withholdings and will be paid in a lump sum within a reasonable time after the effective date of this Agreement.  Employee and the Company agree that the Severance Payment represents sufficient consideration for Employee’s execution of this Agreement and Employee’s fulfillment of the promises made in this Agreement.

3.Accrued Paid Time Off.  Employee will be paid for any earned but unused paid time off (“PTO”) as of the Separation Date (200 hours), less all lawful or required deductions and withholdings.  Employee acknowledges that this amount equals Twenty One Thousand Six Hundred Thirty Four Dollars ($21,634).  PTO will cease to accrue after the Separation Date.

4.  Medical Benefits/COBRA Coverage.  The Company will continue to provide coverage under any group medical benefits plan under which Employee and Employee’s dependents were covered on the date of this Agreement as in effect from time to time for the Company’s employees, through and including the Separation Date.  Employee will be responsible to pay any amounts chargeable as “employee premium contribution” amounts with respect to any such coverage.  Employee and Employee’s covered dependents may be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”).  In the event that Employee elects to extend Employee’s group health plan coverage in accordance with COBRA, Onvia will pay on behalf of Employee the Employee’s COBRA premium from November 1, 2010 until the earliest of (i) the termination of Employee’s COBRA continuation coverage, (ii) October 31, 2011 or (iii) such time that such payment could result in excise tax to Onvia or other adverse ramification to Onvia because of failure to satisfy the nondiscrimination rules of section 105(h) of the Internal Revenue Code of 1986, as amended or other nondiscrimination rules.  If because of clause (iii) of the preceding sentence, the payment by Onvia of the COBRA premium ceases prior to the earlier of (i) termination of Employee’s COBRA continuation coverage or (ii) October 31, 2011 (such earlier date being referred to as the “Benefit Payment Period End Date”), Onvia shall pay Employee for each month after it ceases to pay Employee’s COBRA premium and prior to the Benefit Payment Period End Date a monthly sum equal to the monthly COBRA premium.

5.  Release of Claims.  Employee acknowledges and agrees that Employee would not be entitled to the Severance Payment if Employee did not sign this Agreement.  Employee  hereby releases and discharges the Company and its affiliated companies and related entities, and the present and former employees, agents, officers, directors and shareholders of any of them, from all claims, demands, actions or causes of action, rights or damages, including costs and attorneys’ fees (collectively, “Claims”), which Employee and Employee’s successors, heirs, and assigns may have on Employee’s behalf, known or unknown, which arose prior to the date Employee signs this Agreement.

5.1.  This release includes but is not limited to:  Claims for breach of express or implied contract, breach of covenant of good faith and fair dealing, wrongful discharge, constructive discharge, defamation, tortious interference with business expectancy, personal injury, mental distress, or impaired reputation, and any Claim based on express or implied public policy, contract, tort, or common law; Claims pursuant to state or municipal wage and hour laws or regulations, including, but not limited to, laws or regulations pertaining to wages, hours, overtime compensation, meal and/or rest periods, and payroll record-keeping; Claims arising under the Washington Law Against Discrimination, RCW. 49.60. et.seq., the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Civil Rights Acts, the Equal Pay Act, the Americans with Disabilities Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; Claims under any federal, state or local leave laws like the Family Medical Leave Act; Claims under the Employee Retirement Income Security Act, the Immigration Reform Control Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the National Labor Relations Act, and the Uniformed Service Employment and Reemployment Rights Act; and any other Claims arising out of Employee’s employment with the Company or Employees’ separation from that employment.

5.2.  Nothing in this Agreement, including the general release of Claims set forth in this Section 5, shall be construed to have any effect upon the rights of Employee (a) for compensation for vested benefits arising under any Company employee benefit plan, in accordance with the terms of such plans; (b) with respect to any obligation of the Company under this Agreement; or (c) for indemnification or defense, including attorney’s fees and costs, by the Company, to the extent such rights may arise under law, or be provided under  the Company’s Articles or Bylaws  with respect to Employee’s acts or omissions while employed by the Company.

6.  No Other Payments Due.     Employee affirms that Employee has reported all hours worked as of the date Employee signs this Agreement, that Employee has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits due and payable to Employee as of the date of Employee’s termination, and that no other compensation, wages, bonuses, commissions and/or benefits are due to Employee.

7.  No Admission of Liability.  Employee understands and acknowledges that this Agreement does not constitute an admission by the Company of any wrongdoing or liability.

8. Confidential Information.

8.1. Non-Disclosure.  Employee acknowledges that by virtue of Employee’s employment with the Company, Employee had access to and acquired knowledge of trade secrets and information relating to the business of the Company and its affiliates that are not generally known outside of the Company (“Confidential Information”).   Employee acknowledges and agrees that all such Confidential Information, including documents, computer software, electronic information or copies thereof, shall remain the property of the Company.  Employee further acknowledges and reaffirms Employee’s continuing obligation to preserve as confidential all such Confidential Information and agrees not to disclose such Confidential Information to any person, firm or entity.

8.2.  Return of Materials/Equipment.  Employee will promptly deliver to the Company, and will not remove from the Company’s premises or possession, all documents and materials, or copies thereof, that contain Confidential Information or that Employee prepared or acquired in connection with the Company’s business.   Employee will also promptly deliver to the Company all property provided by the Company, with the exception of a blackberry and lap top, which Employee may retain so long as the Company confirms that all Confidential Information contained within these electronic devices has been deleted.

8.3.  Injunctive Relief.  Employee acknowledges and agrees that the Company has the right to obtain an injunction to restrain Employee from disclosing Confidential Information and is not required to post bond or other security.

8.4.  Non-Compete/Non-Solicitation.  Employee agrees that for a period of one (1) year after the Separation Date, Employee will not  (a) engage in any competitive activities or accept employment by or agree to provide services to any person or entity that engages in competitive activities ("competitive activities" meaning the development, production or provision of any product, service, technology, or project that is or is intended to be competitive with any product, service, technology, or project, on which Employee worked or about which Employee learned Confidential Information while employed at the Company) or (b) render services to any client or customer of the Company for which Employee performed services during the twelve months prior to leaving the Company.  In addition, for a period of two (2) years after the Separation Date, Employee will not encourage, induce, attempt to induce, or assist another to induce or attempt to induce, any person employed by the Company to terminate his or her employment with the Company.  If Employee seeks work elsewhere, whether as an employee, consultant or in any other capacity, Employee will disclose the terms of this non-compete/non-solicitation agreement to all persons and entities by whom Employee seeks to be hired or with whom Employee seeks to do business before accepting any employment or engagement by them.

9.  Non-Disparagement.  Employee agrees that Employee will not make any disparaging or derogatory remarks about the Company or any of its officers, directors, employees or agents at any time.  The Company will direct its officers and directors not to make any disparaging or derogatory remarks about the Employee.

10.  No Claims.  Employee represents that Employee has not filed any Claim that was released in this Agreement and that Employee will not do so at any time in the future; provided, however, that this will not limit Employee from filing a Claim to enforce the terms of this Agreement.

11.  Agreement Confidential.  Employee will keep the fact and terms of this Agreement completely confidential and will not disclose the existence of this Agreement or its terms, except as required by law or court order.  Employee may, however, disclose the existence and terms of this Agreement with Employee’s attorney, tax advisor, and spouse or domestic partner.  Any such third persons informed of the terms of this Agreement will in turn be advised by Employee of this confidentiality provision and requested to maintain it.

12.  Informed Agreement.  Employee has read and fully understands the terms of this Agreement and its significance and consequences.   Employee acknowledges that the Company has advised Employee to review the terms of this Agreement with an attorney and that Employee has either done so or knowingly waived Employee’s right to do so.  Employee further acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.

13.  Cooperation.  After the Separation Date, Employee shall provide the Company with such reasonable assistance and cooperation as the Company may reasonably request in connection with financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding or litigation (any of the foregoing, a "Proceeding") arising out of matters within the knowledge of Employee and related to his employment with the Company.  In any such instance, Employee shall provide such assistance and cooperation at times and in places mutually convenient for Employee and the Company and which do not unreasonably interfere with Employee’s business or personal activities.  The Company shall pay for Employee’s time at the rate of pay he was paid by the Company on the Separation Date and his reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Employee’s written request in such form and containing such information as the Company shall reasonably request.

14.  Review and Revocation.  Employee has a period of twenty-one (21) days during which to consider this Agreement prior to signing, but may sign it in less than twenty-one (21) days at Employee’s option (“Review Period”).  Employee will have a period of seven (7) days after signing in which to revoke this Agreement.  This Agreement will not become effective or enforceable until the seven-day revocation period has expired.  Employee may revoke this Agreement by delivering a written notice to General Counsel, Onvia, Inc., 509 Olive Way, Suite 400, Seattle, WA 98101, no later than the seventh day after signing this Agreement. If Employee revokes this Agreement, Employee will not be entitled to receive the Severance Payment.

15.  Entire Agreement.  This Agreement is the entire agreement between Employee and the Company, and it supersedes and replaces all prior written and oral agreements between the parties with respect to its subject matter. Employee acknowledges that the Company has not made any promises to Employee other than those included within this Agreement.  No supplement or modification of this Agreement will be valid, unless it is made in writing and signed by both parties.

16.  Severability.  If any provision or portion of this Agreement is held to be unenforceable or invalid, the remainder of this Agreement will nevertheless continue to be enforceable and valid.

17.  Governing Law.  This Agreement will be governed, interpreted and enforced in accordance with the laws of the State of Washington without regard to its choice of law principles.

[signatures on next page]

EMPLOYEE UNDERSTANDS THAT EMPLOYEE’S RIGHT TO RECEIVE THE SEVERANCE BENEIFTS REFERENCED IN THIS AGREEMENT IS SUBJECT TO EMPLOYEE’S COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THAT EMPLOYEE WOULD NOT RECEIVE SUCH BENEFITS BUT FOR EMPLOYEE’S EXECUTION OF THIS AGREEMENT.

EMPLOYEE ALSO UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE WILL BE WAIVING EMPLOYEE’S RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY.

EMPLOYEE HAS 21 DAYS TO CONSIDER THIS AGREEMENT.  THE COMPANY ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY (AT EMPLOYEE’S OWN EXPENSE) PRIOR TO SIGNING THIS AGREEMENT.  EMPLOYEE’S SIGNATURE BELOW CONSTITUTES EMPLOYEE’S ACKNOWLEDGMENT THAT EMPLOYEE HAS BEEN SO ADVISED, THAT EMPLOYEE HAS READ THE AGREEMENT, AND THAT EMPLOYEE KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY IT.

Employee Signature: /s/ Eirc Gillespie Eric T. Gillespie Date: November 4, 2010	Onvia, Inc. By: /s/ Henry Riner Henry G. Riner President & CEO Date: November 4, 2010